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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2004

WESTERN GAS RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10389	84-1127613
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1099 18th Street, Suite 1200, Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

(303) 452-5603
(Registrant's telephone number, including area code)

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

  (a)
  Direct Financial Obligation.

        On December 21, 2004, Western Gas Resources, Inc. ("Western") expanded its senior unsecured revolving credit facility with its existing syndicate of lenders from $400 million to a total of $500 million. Any borrowings by Western pursuant to this increase in commitments will be subject to and in accordance with the terms and conditions of the existing senior unsecured revolving credit facility. The additional availability under the facility is intended to be used for general working capital purposes if required.

        Additionally, Western entered into an amendment to increase the amount of aggregate commitments which Western can further request from lenders from time to time by an additional $100 million. All other terms and conditions of the senior unsecured revolving credit facility remain unmodified. In the event that Western seeks to expand the senior unsecured revolving credit facility by this additional $100 million the approval of Western's board of directors and approval of the lenders under the facility would be required.

        The foregoing summary is qualified in its entirety by reference to the agreement and amendment to which the summary relates. The amendment is attached as an exhibit to this report on Form 8-K.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS RESOURCES, INC. (Registrant)
Date: December 22, 2004	By:	/s/ WILLIAM J. KRYSIAK Name: William J. Krysiak Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment to Amended and Restated Credit Agreement, dated as of December 20, 2004, by and among Western Gas Resources, Inc. and Bank of America, N.A., as Agent and the Lenders under the Original Agreement.

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  Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES
EXHIBIT INDEX